Exhibit 23 (a)

                        Consent of KPMG Peat Marwick LLP


The Board of Directors
Southern Financial Bancorp, Inc.


We consent to the incorporation by reference in Registration Statement Nos. 33-80285 and 33-80287 on Form S-8, and 333-00916 on Form S-3 of
Southern Financial Bancorp, Inc. of our report dated February 3, 1998, relating to the consolidated balance sheet of Southern Financial Bancorp as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1997 annual report on Form 10-K of Southern Financial Bancorp, Inc.


KPMG Peat Marwick LLP
Washington, D.C.
March 30, 1998